Exhibit (d)(8)

     Second Amendment and Extension of Employment Agreement of Guy Starkman,
                          dated as of January 1, 2001.

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                            JERRY'S FAMOUS DELI, INC.

                        Second Amendment and Extension of
                             Employment Agreement of
                                  Guy Starkman


         THIS SECOND AMENDMENT AND EXTENSION OF EMPLOYMENT AGREEMENT (the "Amendment") is made as of January 1, 2001, by and between Jerry's Famous Deli, Inc., a California corporation (the "Company") and Guy Starkman ("Executive"), with reference to the following:

         A. The Company and Executive entered an Employment Agreement (the "Agreement") as of June 1, 1995, pursuant to which the Company agreed to employ Executive as Vice President and Director of Operations of the Company for a term of three years.

         B. As of July 1, 1997, the Company and Executive entered into an Amendment and Extension of Employment Agreement (the "First Amendment"), pursuant to which the Company extended the term of the Agreement until December 31, 2000 and revised certain other terms of the Agreement.

         C. The Company desires to continue the employment of Executive as President of the Company, and Executive desires to continue his employment with the Company, upon the terms described in this Amendment.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Term. The term of Executive's employment is hereby extended until December 31, 2001 (the "Term"). The Term may be extended by mutual agreement of the parties for successive one year terms.

         2. Position. Beginning January 1, 2001, Executive is hereby employed as President of the Corporation, with such powers and duties as are customarily exercised by the President of a Corporation and such other duties as are assigned from time to time to Executive by the Board of Directors.

         3. Base Salary. Section 5.1 of the Employment Agreement is hereby amended by the addition of the following sentence:

         "Effective as of January 1, 2001, Executive's Base Salary shall be increased to $195,000 per year, payable in accordance with the Company's general payroll procedures."


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         5. Continuation of Other Terms of Agreement. Except as provided herein, all other terms and conditions of the Agreement, as amended by the First Amendment, shall continue in full force during the Term provided in this Amendment, and the general terms specified in Sections 10 and 11 of the Agreement shall apply to this Amendment.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


JERRY'S FAMOUS DELI, INC.,               Executive:
a California corporation


By:__________________________            __________________________
   Isaac Starkman,                       Guy Starkman
   Chief Executive Officer


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